UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On May 31, 2012, Penson Worldwide, Inc. (“Penson”) announced that it has entered an agreement with Penson Financial Services, Inc., the U.S. broker-dealer subsidiary of Penson (“PFSI”), and PEAK6 Investments, L.P. (“PEAK6”) to create Apex Clearing Holdings LLC (“Apex Holdings”) to provide clearing and related services to Penson’s U.S. securities correspondents. Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) and Broadridge’s broker-dealer subsidiary, Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”), currently perform securities processing outsourcing services for Penson’s correspondents under the U.S. schedule (the “U.S. Schedule”) to the master services agreement entered into by Broadridge and Ridge with Penson and PFSI on November 2, 2009 (the “Penson MSA”). Broadridge anticipates that it will enter an agreement with Apex Holdings to perform outsourcing services.

On May 31, 2012, as part of this transaction, Broadridge and Broadridge Securities Processing Solutions, Inc. entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) to transfer Broadridge’s ownership of Ridge, excluding certain assets and liabilities relating to its ongoing outsourcing business, to Apex Holdings, for a purchase price equal to the amount of regulatory net capital transferred with Ridge, an amount that is not material to Broadridge. Broadridge will continue to perform securities processing outsourcing services. Upon the closing of the Purchase and Sale Agreement, Ridge will become a wholly owned subsidiary of Apex Holdings, and will be renamed Apex Clearing Corporation (“Apex Clearing”). PFSI has agreed to assign its U.S. securities clearing contracts and related customer accounts to Apex Clearing after it becomes a wholly owned subsidiary of Apex Holdings.

Broadridge anticipates that it will enter into a ten-year master services agreement with Apex Clearing (the “Apex MSA”) under which Broadridge will perform outsourcing services for Apex Clearing consistent with the securities processing and back-office support services it currently performs for Penson. Broadridge’s fees under the proposed Apex MSA will be based on a percentage of Apex Clearing’s revenues.

The Apex MSA will provide that a termination fee be paid to Broadridge in the event it is terminated by Apex Clearing for convenience during the term. In addition, Broadridge has agreed that in the event PFSI becomes incapable of performing transition outsourcing services for Apex Clearing under a transition services agreement between PFSI and Apex Clearing during a transition period not to exceed 24 months, Broadridge will perform those transition outsourcing services.

As a result of the transactions described above, Broadridge and Ridge anticipate entering into an agreement with Penson and PFSI terminating the U.S. Schedule to the Penson MSA. The Penson MSA was entered into concurrently with a November 2009 agreement pursuant to which Broadridge and Ridge sold substantially all of Ridge’s securities clearing contracts to PFSI. The Penson MSA has a term that expires in December 2022. Under the Penson MSA, Ridge provides securities processing and back-office support services, including services for the clients Penson acquired from Ridge and Penson’s existing clients. As of January 2012, the Company completed the conversion of Penson’s U.S. and Canadian businesses and the Company had projected annual revenues under the Penson MSA to be approximately $50 million.

It is anticipated that the termination agreement will: (i) terminate the schedules under the Penson MSA including the U.S. Schedule other than to the extent necessary to provide any transition services that may be required under the proposed Apex MSA and to continue to service Penson’s Canadian subsidiary, Penson Financial Services Canada, Inc. (“PFSC”); and (ii) terminate, discharge and release in full Penson’s obligations, including all obligations to make principal and interest payments, under Penson’s unsecured subordinated note due June 25, 2015 (the “Seller Note”) with an outstanding principal amount of approximately $20.6 million issued to Broadridge in connection with the sale of Ridge’s securities contracts to Penson. Penson and Broadridge will also mutually release all claims arising under the Penson MSA, provided that Broadridge will retain claims of up to $20 million under the Penson MSA against PFSC while Penson will retain all of its rights under the Penson MSA to defend any such claims against PFSC.

If the U.S. Schedule to the Penson MSA is terminated as anticipated, Broadridge believes that a material charge for impairment estimated by the Company to be in the range of $38 million to $48 million will be taken on Broadridge’s deferred client conversion and start-up costs associated with the Penson MSA (the “Deferred Costs”). In addition, if the U.S. Schedule to the Penson MSA is terminated as anticipated, Broadridge’s obligation to pay or credit Penson fees in the amount of $16 million related to a third party vendor’s services that were replaced by the Penson MSA will be extinguished.

As previously disclosed by Broadridge, Broadridge had projected annualized revenues under the Penson MSA of approximately $50 million prior to the announcement of the transactions described above. The Company expects that the impact to its annual diluted earnings per share as a result of a complete loss of the revenues under the Penson MSA would be approximately $0.12 per share. At this time, the Company is not able to accurately determine the revenues expected under the proposed Apex MSA and the impact the transactions described above will have on its earnings per share; however, the Company estimates that if it continues to process under the proposed Apex MSA at Penson’s current U.S. transaction volumes, that the impact of the loss of the U.S. Schedule to the Penson MSA would be less than $0.12 on its annual diluted earnings per share, excluding the impact of the one-time restructuring and transition costs associated with the transactions described above which at this time it is not possible to calculate.

The closing of the transactions described above is contingent upon, among other things, satisfaction of closing conditions, including obtaining all necessary regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
	Name:	Adam D. Amsterdam
	Title:	Vice President, General Counsel and Secretary